Registration No. 333-09043

___________________________________________________________________________
___________________________________________________________________________


                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
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                             POST-EFFECTIVE
                             AMENDMENT NO. 1
                                   TO
                                FORM S-4
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
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                            PROFFITT'S, INC.
         (Exact Name of Registrant as Specified in its Charter)

           Tennessee              62-0331040                5311
 (State or other Jurisdiction   (IRS Employer         (Primary Standard
       Incorporation or          Identification          Classification
         Organization)              Number)               Code Number)
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                          Post Office Box 9388
                         Alcoa, Tennessee 37701
                             (423) 983-7000
 (Address, including zip code, and telephone number, including area code of Registrant's Principal Executive Office)
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                             R. Brad Martin
                         5810 Shelby Oaks Drive
                        Memphis, Tennessee 38134
                             (901) 372-4300
        (Name, Address, including zip code, and telephone number,
                including area code of Agent for Service)
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Copies to:     Brian J. Martin, Esq.              James A. Strain
               Proffitt's, Inc.                   Sommer & Barnard
               3455 Highway 80 West               4000 Bank One Tower
               Jackson, Mississippi 39209         111 Monument Circle
               (601) 968-5215                     Indianapolis, Indiana 46204
                                                  (317) 630-4000
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          Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of the
Registration Statement.
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          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

___________________________________________________________________________
___________________________________________________________________________


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION
DATED October 25, 1996

                            PROFFITT'S, INC.
                           ------------------

                               COMMON STOCK
                              405,833 SHARES

          This Prospectus relates to up to 405,833 shares (the "Option Shares") of the common stock, $0.10 par value share (the "Common Stock") of Proffitt's, Inc., a Tennessee corporation (the "Company") issuable upon exercise of certain outstanding options (the "Options") granted pursuant to the Parisian, Inc. Management Incentive Plan (the "Incentive Plan") or the Parisian, Inc. Stock Option Plan for Officers (the "Stock Option Plan" and collectively with the Incentive Plan, the "Plans").

          The Options originally represented rights to purchase common shares of Parisian, Inc., an Alabama corporation ("Parisian"). Effective October 11, 1996, Casablanca Merger Corp., a wholly owned subsidiary of the Company, merged with and into Parisian (the "Merger"), with the result that Parisian became a wholly owned subsidiary of the Company. In connection with the Merger, each outstanding Option was converted into an option to purchase a number of shares of Common Stock equal to the number of Parisian common shares that could have been purchased under such Option multiplied by .8, at a price per share of Common Stock equal to the per share exercise price specified in the Option divided by .8. The Options are otherwise subject to the same terms and conditions as before the Merger.

          The Common Stock is listed for trading on the Nasdaq Stock Market under the symbol "PRFT." On October 24, 1996 the last reported sale price for the Common Stock was $39.00.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------

          The date of this Prospectus is _________________, 1996.



          No persons have been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Proffitt's. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction to or from any person to whom it is not lawful to make any such offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Proffitt's since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             TABLE OF CONTENTS
                                                                       Page
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .3
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
INFORMATION ABOUT THE PLANS. . . . . . . . . . . . . . . . . . . . . . . .8
PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . 10
LEGAL OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Midwest Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Option Shares. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus or in any document incorporated in this Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (Commission File No. 0-15907) pursuant to the Exchange Act or the Securities Act are incorporated by reference in this Prospectus:


     1. The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996, and Amendment No. 1 thereto dated May 1, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended May 4, 1996 and August 3, 1996;

     3. The Company's Current Reports on Form 8-K filed with the Commission on February 16, 1996, April 1, 1996, July 18, 1996, August 12,
          1996, August 30, 1996 and October 25, 1996, respectively;

     4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated May 27, 1987 and the Company's Registration Statement on Form S-3 dated October 19, 1993 (Registration No. 33-70000);

     5. The Company's Registration Statement on Form 8-A dated April 3, 1995 in respect of the Company's Share Purchase Rights Plan.

     6. Information under the Caption "Unaudited Pro Forma Condensed Combined Financial Statements" and the Consolidated Financial Statements of Parisian, Inc. included in the Company's prospectus dated August 16, 1996, included in the Registration Statement.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such document so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, within one business day of such request, to Proffitt's, Inc., P.O. Box 9388, Alcoa, Tennessee 37701 (telephone number: (423) 983-7000), attention: Investor Relations.

                                  SUMMARY

THE COMPANY

     The Company is a leading regional specialty department store company offering a wide selection of fashion apparel, accessories, cosmetics, and decorative home furnishings, featuring assortments of premier brands and unique specialty merchandise. The Company's stores are primarily anchor stores in leading regional malls. The Company's principal executive offices are located at 115 North Calderwood, Alcoa, Tennessee 37701, and its telephone number is (423) 983-7000.

THE OPTIONS

     The Options originally represented rights to purchase common shares of Parisian. As a result of the Merger, each outstanding Option was converted into an option to purchase a number of shares of Common Stock equal to the number of Parisian common shares that could have been purchased under such Option multiplied by .8, at a price per share of Common Stock equal to the per share exercise price specified in the Option, divided by .8. The Options are otherwise subject to the same terms and conditions as before the Merger.

THE PLANS

     THE INCENTIVE PLAN. The Incentive Plan is intended to enable Parisian to attract and retain qualified management personnel. Eligible participants include persons designated as "Managers" by the Board of Directors of Parisian who have not previously served as officers of Parisian. The exercise price per share of Common Stock of the Options granted pursuant to the Incentive Plan is $22.50 or $25.50, depending on whether the specified exercise price per Parisian common share in the Option is $18.00 or $20.40, respectively. See "Information About the Plans."

     THE STOCK OPTION PLAN. The Stock Option Plan is intended to enable Parisian to attract and retain qualified executives. Participants include persons holding the office of Vice President or higher of Parisian. The exercise price per share of Common Stock is also $22.50 or $25.50, again depending on whether the specified exercise price per Parisian common share in the Option is $18.00 or $20.40, respectively. See "Information About the Plans."


SELECTED FINANCIAL AND OPERATING DATA (1)

    The selected financial and operating data below should be read in conjunction with the Consolidated Financial
Statements and Notes thereto of the Company and with Management's Discussion and Analysis of Financial Condition and Results
of Operations incorporated by reference in this Prospectus.  The selected financial and operating data as of and for the six months ended July 29, 1995 and August 3, 1996 are derived from unaudited financial statements as of such dates and for such periods, but in the opinion of management, include all adjustments (consisting of only normal recurring accruals)
necessary for a fair presentation of such data.

                                                                                                  Six Months
                                                  Fiscal Year Ended (2)                 Ended (3)
                                    February    January    January     January   February      July      August
                                     1, 1992   30, 1993   29, 1994     28, 1995   3, 1996   29, 1995     3, 1996
                          (Dollars in thousands, except per share amounts)

Statement of Income Data:
Net Sales (4) . . . . . . . .      $435,284    $601,677   $798,779   $1,216,498 $1,333,498  $565,923  $568,277
Costs and expenses:
  Cost of sales . . . . . . .       273,040     362,620    520,987      795,353    873,218   365,492   366,624
  Selling, general and
  administrative expenses . .       112,793     158,920    192,028      284,748    324,650   142,885   141,485
  Other operating expenses. .        34,934      44,016     66,617       97,821    105,021    49,415    48,081
  Expenses related to hostile
  takeover defense (5). . . .                                                        3,182     1,912
  Impairment of long-lived
  assets (6). . . . . . . . .                                                       19,121
  Merger, restructuring and
  integration costs (7) . . .                                                       20,822               4,270
  Gain on sale of assets (8).                                                                           (2,260)
  Operating income (loss) . .        14,517      36,121     19,147       38,576    (12,516)    6,219    10,077
Other income (expense):
  Finance charge income, net of
  allocation to purchasers of
  accounts receivable (9) . .        15,194      15,401     19,312       27,934     31,273    15,342    14,879
  Interest expense. . . . . .       (15,102)(10) (9,445)    (9,245)     (20,781)   (26,098)  (12,576)   (8,608)
  Other income (expense), net         1,817        (380)(11) 2,923        3,865      2,848     1,372       440
  Income (loss) before provision
  for income taxes, extraordinary
  loss and cumulative effect of
  accounting changes. . . . .        16,426      41,697     32,137       49,594     (4,493)   10,357    16,788
Provision for income taxes. .         7,045      15,567     12,892       19,850      1,906     4,230     6,995
  Income (loss) before extraordinary
  loss and cumulative effect of
  accounting changes ...              9,381      26,130     19,245       29,744     (6,399)    6,127     9,793
Extraordinary loss on extinguishment
  of debt (net of tax). . . .                               (1,088)                 (2,060)
Cumulative effect of accounting
  changes (net of tax) (12) .                    (1,794)     1,904
  Net income (loss) . . . . .         9,381      24,336     20,061       29,744     (8,459)    6,127     9,793
Preferred stock dividends . .                                             1,694      1,950       975       796
Payment for early conversion of
  Preferred Stock . . . . . .                                                                            3,032
  Net income (loss) available to
  common shares . . . . . . .        $9,381      $24,336   $20,061      $28,050   $(10,409)   $5,152    $5,965
Earnings (loss) per common share
  before extraordinary loss and
  cumulative effect of accounting
  changes . . . . . . . . . .         $1.07        $2.06     $1.09        $1.48     $(0.43)    $0.27     $0.30
Extraordinary loss. . . . . .                                (0.06)                  (0.11)
Cumulative effect of accounting
  changes . . . . . . . . . .                      (0.14)     0.11
Earnings (loss) per common
  share                               $1.07        $1.92     $1.14        $1.48     $(0.54)    $0.27     $0.30
Weighted average common shares
  outstanding (in thousands)(13) . .  8,788       12,707    17,667       18,922     19,372    19,316    29,186
Balance Sheet Data:
Working capital . . . . . . .      $126,026     $180,091  $286,351     $283,162   $212,122            $204,467
Total assets. . . . . . . .        $274,441     $455,295  $575,449     $878,393   $835,666            $827,186
Senior long-term debt, less
  current portion . . . . . .      $106,066     $193,555  $ 95,777     $190,216   $134,255            $120,822
Subordinated debt . . . . . .                              $86,250     $100,269   $100,505            $100,634
Shareholders' equity. . . . .      $101,229     $143,107  $290,309     $360,611   $356,852            $365,120

Notes to Selected Financial and Operating Data  (In Thousands)

(1) Effective February 3, 1996, the Company combined its business with Younkers, Inc., a publicly-owned retail department store chain.  The combination was structured as a tax-free transaction and has been accounted for as a pooling of interests and accordingly, the financial statements were restated for all periods to include the results of operations and financial position of Younkers.  Each share of Younkers, Inc.  Common Stock was converted into ninety eight one-hundredths (.98) shares of the Company Common Stock, with approximately 8,800 shares issued in the transaction.
(2) The Company's fiscal year ends on the Saturday nearest January 31.  Fiscal years presented consisted of 52 weeks except for the fiscal year ended February 3, 1996 which consisted of 53 weeks (except for the period ended January
    30, 1993 which includes 53 weeks for Younkers).
(3) The business of the Company is seasonal, and results for any period within a fiscal year are not necessarily indicative of the results that may be achieved for a full fiscal year.
(4) Net Sales include leased department sales, which represent sales by retail vendors that lease store space.  Leased department sales accounted for approximately 6 to 7% of net sales for all periods presented.
(5) Expenses incurred were related to the defense of the attempted hostile takeover of Younkers by Carson Pirie Scott
    & Co.
(6) The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the
    Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in the fourth quarter of the year ended
    February 3, 1996.  As a result of adopting this new accounting standard and as a result of closing certain stores and warehouses, the Company incurred impairment charges related to the write-down in carrying value of six operating stores due to poor operating results, abandonment of duplicate warehouse and leasehold improvements related to the
    Parks-Belk acquisition and the Younkers merger, and a loss on abandonment of leasehold improvements related to closed stores.
(7) In connection with the merger of the Company and Younkers, the two companies incurred certain costs to effect the merger and other costs to restructure and integrate the combined operating companies.  The costs incurred were comprised of merger transaction costs, severance and related benefits, abandonment of duplicate administrative office space and property and duplicate data processing equipment and software (including leases), and other costs.
 During the six-month period ended August 3, 1996, the Company incurred additional merger, restructuring and integration costs primarily related to the termination of the Younkers pension plan, continued conversion of systems and consolidation of administrative functions.
(8) During the six-month period ended August 3, 1996, Younkers sold two stores to a third party.
(9) On April 1, 1994, the Company began selling an undivided ownership interest in its accounts receivable, recognizing no gain or loss on the transaction.  The ownership interest which may be transferred to the purchaser is limited to $175,000 and is further restricted on a basis of the level of eligible receivables and a minimum ownership interest to be maintained by the Company.
 Effective with the February 3, 1996 merger, Younkers replaced amounts borrowed under a securitization program with the sale of (i) a fixed ownership interest of $75,000 and (ii) a variable ownership interest of up to $50,000 in its trade receivables.
(10)  Includes accruals for interest expense of $1,400 resulting from an Internal Revenue Service audit of Younkers.
(11)  Includes nonrecurring start-up costs of $1,210 connected with the acquisition of the Prange stores by Younkers.
(12)  Effective as of the beginning of the fiscal year ended January 30, 1993, Younkers recognized a cumulative effect adjustment of $1,794 (net of income taxes of $1,225) due to the adoption of SFAS 106, under which employers recognize the cost of retiree health and life insurance benefits over the employees' period of service.  Effective
      January 31, 1993, the Company changed its method of accounting for inventory to include certain purchasing and distribution costs.  Previously, these costs were charged to expense in the period incurred rather than in the period in which the merchandise was sold.  The cumulative effect of this change was to increase net income $2,273
      (net of income taxes of $1,532).
 Effective January 31, 1993, the Company also changed its method of accounting for store preopening costs to expensing such costs when incurred.  The cumulative effect of this change was to decrease net income $369 (net of income taxes of $236).  Previously, these costs were amortized over the twelve months immediately following the individual store openings.  Younkers has historically expensed such costs as incurred.
 In 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No.
 109, Accounting for Income Taxes, which requires a change from the deferred method to the asset and liability method of accounting for income taxes.  The Company adopted the new accounting standard effective January 31, 1993.
 Adoption of the new standard had no effect on the Company financial position or results of operations.  There would have been no impact on the year ended January 30, 1993 had the standard been applied retroactively.  Younkers adopted SFAS 109 prior to the years presented.
 Effective January 30, 1994, the Company changed its method of accounting for inventory to the last-in, first-out
 (LIFO) method for a substantial portion of its inventories.  Previously, all inventories were valued using the first-in, first-out (FIFO) method.  Younkers has historically valued its inventories under the LIFO method.  The cumulative effect of this change is not presented because it is not determinable.
(13)  In January 1992, April 1992, March 1993 and April 1993, the Company and Younkers completed public offerings of
      2,645, 6,047, 2,395, and 2,371 shares of Common Stock, respectively, the proceeds of which were utilized, in part, to reduce long-term debt and fund capital expenditures related to the renovation, acquisition and opening of new stores.
      In October 1993, the Company completed a public offering of $86,250 of Convertible Subordinated Debentures, the
      proceeds of which were used to reduce outstanding bank debt, fund capital expenditures related to the renovation and expansion of stores, and for working capital and general corporate purposes.


                                USE OF PROCEEDS

        The amount of net proceeds to the Company from the sale of the Option Shares depends upon the number of Options exercised for cash, which the Company cannot estimate. The Company will add any net proceeds received to the Company's working capital and will use such net proceeds for general corporate purposes.

                          INFORMATION ABOUT THE PLANS

        THE FOLLOWING QUESTIONS AND ANSWERS SUMMARIZE CERTAIN PROVISIONS OF THE PLANS. The information provided below includes the material terms of the Plans, but is not necessarily complete and is qualified in its entirety by reference to the Plans.

               WHO IS ELIGIBLE TO PARTICIPATE IN THE PLANS?

        Participants in the Incentive Plan include any employee of Parisian who has been designated a "Manager" by the Board of Directors of Parisian, or a former manager, who held Options as of October 11, 1996, and any manager to whom an Option is granted following forfeiture of an Option by a participant, as described below.

        Participants in the Stock Option Plan include any employee of Parisian who is the President or an Executive Vice President, Senior Vice President or Vice President of Parisian or the Company, or who formerly held one of such offices, and who held Options as of October 11, 1996, or to whom an Option is granted following forfeiture of an Option by a participant, as described below.

                   HOW DO I EXERCISE MY OPTION?

        To exercise your Option you must send to the Company: (i) a written notice specifying (a) the number and the exercise price of the Options you are exercising, (b) the date of exercise which may not be earlier than the third business day after the Company receives your notice, and (c) whether you are exercising by paying cash for your Common Stock or by cashless exercise (as described below) and (ii) if you are paying cash, a certified or cashier's check, payable to the Company, for an amount equal to the aggregate exercise price for the shares of Common Stock for which you are exercising your option. If the Company maintains an employee stock option plan at the time of your exercise which provides for cashless exercise of employee stock options, you may elect to exercise your options in accordance with the cashless exercise provisions of such plan. The Company will issue to you a stock certificate representing the number of shares of Common Stock you purchase, and if any balance of shares not exercised remains subject to your Option, a new Option of like tenor for the balance of such shares.

        You may not exercise your option at any time when exercise is prohibited by the Company's insider trading policies then in effect.

             WHAT IS THE EXERCISE PRICE OF MY OPTION?

        The exercise price of your Option is equal to the per share exercise price specified in your Option per Parisian common share divided by .8. You will receive from the Company, in exchange for your original Option, an option agreement representing your Option and expressing the exercise price per share of Common Stock.

                MAY I SELL OR TRANSFER MY OPTION?

        Options granted pursuant to the Incentive Plan may not be transferred without the written consent of the Administrator. The "Administrator" shall be the Board of Directors of Parisian or a committee of such Board designated to act as Administrator by the Board. Options granted pursuant to the Stock Option Plan may be transferred only in accordance with the provisions of the Stock Option Plan discussed in the following paragraph.

        An Option granted pursuant to the Stock Option Plan may only be transferred to the spouse of the participant, his or her lineal descendants who have attained the age of 21 years, and to certain trusts whose beneficiaries may include only the participant, his or her spouse and lineal descendants. The transferee must agree in writing to be bound by the provisions of the Stock Option Plan. A written notice of the transfer must be received by the Company ten
(10) days prior to the transfer. An Option holder who is not a participant may transfer an Option only to the person who transferred the Option to him or her, and only on the same terms applicable to a transfer by a participant.

        The trust instrument of any trust proposed as a transferee of an Option must be approved by Parisian. Any modification to the trust instrument not approved by Parisian will result in ownership of the Option reverting to the person who transferred the Option to the trust.

        A participant in either of the Plans may designate a beneficiary who will succeed to ownership of the participant's
Option upon the death of that participant. If no beneficiary is designated, the beneficiary will be the participant's spouse, or if none, the participant's estate.

 MAY I SELL THE OPTION SHARES I ACQUIRE ON EXERCISE OF MY OPTION?

        You may sell the Option Shares you acquire on exercise of your Option at any time permitted by the Company's insider trading policies. However, if you are an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act, your sale of the Option Shares is subject to the conditions of Rule 144. Generally, under Rule 144 an affiliate is entitled to sell in "broker's transactions" a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing with the Commission of Form 144 with respect to such sale.

          IS MY OPTION SUBJECT TO FORFEITURE IN ANY WAY?

        Your Option will be forfeited if you have not exercised it in full and your employment with Parisian is terminated on account of:
(i) proven dishonesty, theft, fraud or embezzlement; (ii) breach of any fiduciary duty or duty of loyalty to Parisian; (iii) involvement or participation (whether direct or indirect) in any business competitive with the Company or Parisian without the prior written consent of the Administrator; (iv) usurpation of any business opportunity of the Company or Parisian without the prior written consent of the Administrator; (v) conviction of a felony or a crime involving moral turpitude; or (vi) divulgence to a party unrelated to the Company or Parisian of any material nonpublic confidential information concerning the Company or Parisian or their respective businesses or activities. In addition, any Options held by your designated beneficiary or permitted transferee will also be forfeited.

        Any Option granted under the Incentive Plan and so forfeited will be granted by the Company to an eligible Manager of Parisian designated by "Participant Representatives" who will be Parisian's chief executive officer from time to time, D. Warren Bailey and Steven B. Corenblum or, if such two individuals are at any time not participants in the Stock Option Plan their respective successors elected by the participants in the Stock Option Plan (the "Participant Representatives"). With respect to forfeited Options granted under the Stock Option Plan, the Option will be granted pro rata to the other participants in the Stock Option Plan (not including the Participant Representatives) provided such grant is approved by the Board of Directors of Parisian.

                   WHEN DOES MY OPTION EXPIRE?

        If not sooner exercised, your Option will expire in increments on the fifteenth anniversary of each date on which it became exercisable with respect to a portion of the shares that could be purchased thereunder. All Options became fully exercisable on or before October 11, 1996, and will fully expire not later than October 10, 2011.

          HOW WILL I BE TAXED WITH RESPECT TO MY OPTION?

        The Options are not incentive stock options under the Internal Revenue Code. Generally, if you are the participant to whom the Option was granted, the exercise of an Option by you will result in ordinary federal taxable income to you in an amount equal to the excess of the fair market value of the shares of Common Stock purchased over the exercise price thereof. A deduction from federal taxable income will be allowed to the Company in an amount equal to the amount of ordinary income recognized by you. Upon a subsequent disposition of your Option Shares, you will recognize a short-term or long-term capital gain (or loss) equal to the difference to the amount received and the tax basis of such shares, usually the fair market value at the time of exercise.

        If you are the participant to whom the Option was granted and you transfer your Option to a permitted transferee in an arms-length transaction, you will recognize ordinary federal taxable income equal to the consideration received from your transferee at the time of the transfer, and thereafter will have no further income tax effect. If you transfer your Option in a non-arms-length transaction, you will recognize ordinary federal taxable income equal to the consideration received at the time of the transfer and, at the time of exercise by the transferee, in an amount equal to the excess of the fair market value of the shares of Common Stock purchased over the exercise price, minus the amount of income recognized at the time of transfer. Examples of non-arms-length transactions include gifts to family members and sales at less than the fair market value of your Option.

        If you are a transferee of an Option, you will recognize a short-term or long-term capital gain (or loss) when you resell your Option, or when you sell the Option Shares after exercise of your Option. You will have no income tax effect on exercise of the Option.

        The federal income tax consequences described above are based on the laws and regulations in effect on the date of this Prospectus and future changes in those laws and regulations may affect the tax consequences described. No discussion of state income tax is included. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISER CONCERNING THE TAX CONSEQUENCES OF THE PLANS. NOTHING
CONTAINED IN THE FOREGOING DISCUSSION SHOULD BE CONSTRUED AS
INDIVIDUAL TAX ADVICE TO YOU.

                       PLAN OF DISTRIBUTION

        A copy of this Prospectus will be delivered by the Company to each holder of an Option as of the date of this Prospectus and to each holder exercising an Option upon receipt by the Company of a notice of exercise.

                          LEGAL OPINIONS
        Certain legal matters in connection with the Option Shares will be passed upon for the Company by Sommer & Barnard, Attorneys at Law, PC.

                             EXPERTS

        The consolidated financial statements appearing in the Company's Form 10-K as of February 3, 1996 and January 28, 1995 and for each of the three years in the period ended February 3, 1996, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon and included therein and incorporated by reference herein. Such report, as it relates to the amounts included for Younkers, Inc., for the years ended January 28, 1995 and January 29, 1994, is based solely on the reports of Deloitte & Touche, LLP, and Ernst & Young, LLP, independent accountants, respectively, included in such Form 10-K and incorporated herein by reference. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

        The consolidated financial statements of Parisian as of February 3, 1996 and January 28, 1995, and for each of the three years in the period ended February 3, 1996, appearing in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing in the Registration Statement. Such consolidated financial statements are included in the Registration Statement in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The ByLaws of Proffitt's provide that Proffitt's shall indemnify to the full extent authorized or permitted by the Tennessee Business Corporation Act any person made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person, or such person's testate or intestate, is or was an officer or director of Proffitt's or serves or served as an officer or director of any other enterprise at the request of Proffitt's.

     Section 48-18-503 of the Tennessee Business Corporation Act provides for "mandatory indemnification," unless limited by the charter, by a corporation against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party by reason of the director being or having been a director of the corporation. Section 48-18-504 of the Tennessee Business Corporation Act states that a corporation may, in advance of the final disposition of a proceeding, reimburse reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required by Section 48-18-502 of the Tennessee Business Corporation Act, that the director 'Will repay the advance if it is ultimately determined that such director did not meet the standard of conduct required by Section 48-18-502 of the Tennessee
Business Corporation Act, and that those making the decision to reimburse the director determine that the facts then known would not preclude indemnification under the Tennessee Business Corporation Act. Section 48-18-507 of the Tennessee Business Corporation Act provides for mandatory indemnification, unless limited by the charter, of officers pursuant to the provisions of Section 48-18-503 of the Tennessee Business Corporation Act applicable to mandatory indemnification of directors.

     Proffitt's ByLaws further provide that Proffitt's may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of Proffitt's, or is or was serving at the request of Proffitt's as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person's behalf in any such capacity, or arising out of such person's status as such, whether or not Proffitt's would have the power to indemnify such person against such liability under the ByLaws, provided that such insurance is available on acceptable terms as determined by a majority of Proffitt's Board of Directors.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

     (2)* Agreement and Plan of Merger, dated as of July 8, 1996, among Proffitt's, Inc., Casablanca Merger Corp. and Parisian, Inc.

     (3)(a) Charter, as amended, of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Form S-1 Registration Statement No. 33-13548 dated June 3, 1987)

     (3) (b) Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series A Cumulative Convertible Exchangeable Preferred Stock (Incorporated by reference from Exhibits to the Form 8-K dated April 14, 1994)

     (3)(c) Articles of Amendment to the Charter of Proffitt's, Inc. designating the rights, preferences and limitations of its Series B Cumulative Junior Perpetual Preferred Stock (Incorporated by reference from Exhibits to the Form 8-K dated April 14, 1994)

     (3)(d) Articles of Amendment to the Charter of Proffitt's Inc. designating the rights, preferences and limitations of its Series C Junior Preferred Stock (Incorporated by reference from Exhibits to the Form 8-K dated April 3, 1995)

     (3)(e) Articles of Amendment to the Charter of Proffitt's Inc. designating the maximum number of shares of all stock which the corporation shall have the authority to issue (Incorporated by reference from Exhibits to the Quarterly Report on Form IO-Q for the quarterly period ended July 29,
                1995)

     (3)(f) Articles of Amendment to the Charter of Proffitt's Inc. designating special meeting of shareholders (Incorporated by reference from Exhibits to the Quarterly Report on Form IO-Q for the quarterly period ended July 29, 1995)

     (3)(g) Articles of Amendment to the Charter of Proffitt's, Inc. increasing the number of authorized shares of Series C Junior Preferred stock (Incorporated by reference from Exhibits to Form 10-K dated May 1, 1996)

     (3)(h) Amended and Restated ByLaws of Proffitt's, Inc. (Incorporated by reference from Exhibits to the Quarterly Report on Form IO-Q for the quarterly period ended July 29, 1995)

     (4)(a) Form of 7.5% Junior Subordinated Debentures due 2004 (Incorporated by reference from Exhibits to the Form 8-K dated April 14, 1994)

     (4)(b) Form of 4.75% Convertible Subordinated Debentures due 2003 (Incorporated by reference from Exhibits to the Form S-3 Registration Statement No. 33-70000 dated October 19, 1993)

     (4)(c) Form of Rights Certificate (Incorporated by reference from Exhibits to the Form 8K dated April 3, 1995)

     (4)(d)*    Registration Rights Agreement

     (4)(e) Form of Supplemental Indenture among Proffitt's, Inc., and AmSouth Bank of Alabama, as trustee (Incorporated by reference from Exhibits to Form S-3 Registration Statement No. 333-09941 dated August 23, 1996)

     4(f) First Amendment and Restatement of the Parisian, Inc. Management Incentive Plan

     4(g) Third Amendment and Restatement of the Parisian, Inc. Stock Option Plan For Officers

     (5)*       Opinion of Sommer & Barnard, Attorneys at Law, PC

     (23)(a)    Consent of Coopers & Lybrand L.L.P. (re: Proffitt's)

     (23)(b)    Consent of Deloitte & Touche LLP

     (23)(c)    Consent of Ernst & Young LLP

     (2 3)(d)   Consent of Coopers & Lybrand L.L.P. (re: Parisian)

     (23)(e)*   Consent of Sommer & Barnard (in Exhibit 5)

     (99)*      Consent of Lehman Brothers

_________________________________
     * Previously filed

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22.  UNDERTAKINGS.

     (1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     PROVIDED, HOWEVER, That paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

     (3) The undersigned Registrant hereby undertakes to remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnifi-cation by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe the it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on it behalf by the Undersigned, thereunto duly authorized, in the city of Alcoa, State of Tennessee, on the 25th day of October, 1996.

PROFFITT'S, INC.

By:     /s/  R. Brad Martin
                             R. Brad Martin
                       Chief Executive Officer and
                          Chairman of the Board


                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Martin and Julia A. Bentley, and each of them, his or her true and lawful attorney-in-fact and agent with full power of substitution for him or her in his or her name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, grants unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 25, 1996 by the following persons in the capacities indicated.

     /s/  R. Brad Martin                     Chairman of the Board and
           R. Brad Martin                    Chief Executive Officer

        /s/  W. Thomas Gould                Vice Chairman of the Board
           W. Thomas Gould

        /s/  James A. Coggin                         President
           James A. Coggin

      /s/  Bernard E. Bernstein                       Director
        Bernard E. Bernstein

        /s/  Edmond D. Cicala                         Director
          Edmond D. Cicala

         /s/  Ronald de Waal                         Director
           Ronald de Waal

       /s/  Gerard K. Donnelly                       Director
         Gerard K. Donnelly

         /s/  Donald F. Dunn                         Director
           Donald F. Dunn

         /s/  G. David Hurd                           Director
            G. David Hurd

        /s/  Michael S. Gross                         Director
          Michael S. Gross

        /s/  Richard D. McRae                         Director
          Richard D. McRae

         /s/  C. Warren Neel                         Director
           C. Warren Neel

      /s/  Harwell W. Proffitt                       Director
         Harwell W. Proffitt

        /s/  Gerald Tsai, Jr.                         Director
          Gerald Tsai, Jr.

      /s/  Marguerite W. Sallee                       Director
        Marguerite W. Sallee

        /s/  Julia A. Bentley          Senior Vice President and Secretary
          Julia A. Bentley

        /s/  Brian W. Bender         Executive Vice President, Chief Financial
           Brian W. Bender                     Officer and Treasurer


                               EXHIBIT INDEX

Exhibit #              Document Description       Page
    4(f) First Amendment and Restatement of the Parisian, Inc. Management Incentive Plan

    4(g) Third Amendment and Restatement of the Parisian, Inc. Stock Option Plan for Officers

     23(a)  Consent of Coopers & Lybrand L.L.P. (re: Proffitt's)

     23(b)  Consent of Deloitte & Touche LLP

     23(c)  Consent of Ernst & Young LLP

     23(d)  Consent of Coopers & Lybrand L.L.P. (re: Parisian)